EXHIBIT 99.1

City National Authorized to Repurchase More Stock

LOS ANGELES, Aug. 7, 2007 (PRIME NEWSWIRE) -- City National Corporation's (NYSE:CYN) board of directors today authorized the company to repurchase 1 million additional shares of the company's stock, following completion of its previously approved stock buyback initiative and subject to market conditions.

Shares will be repurchased from time to time in open market transactions and are expected to be used for employee stock options, possible future acquisitions and other corporate purposes.

Year to date, City National has repurchased 931,500 of its shares at an average cost of $71.95. With today's action, the company is now authorized to buy back an additional 1,126,200 shares.

About City National

City National Corporation's wholly owned subsidiary, City National Bank, is backed by $15.8 billion in total assets, and provides banking, investment and trust services through 62 offices, including 15 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its nine majority-owned investment affiliates manage or administer more than $57 billion in client investment assets, including $35.9 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3142

CONTACT:  City National Corporation
          Financial/Investors
          Christopher J. Carey, City National
            310-888-6777
            Chris.Carey@cnb.com
          Media
          Cary Walker
            213-673-7615
            Cary.Walker@cnb.com